                                    EXHIBIT 4

	CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of the 22nd day of June, 2000 by and between Masterpiece Technology Group, Inc., a corporation organized and existing under the laws of the State of Utah having its principal place of business at 455 Wards Corner Road, Loveland, OH 45140, ("Company") and Burnside Safotu, an individual with a principal address at 3121 Westcoast Highway, Penthouse 8D, Newport Beach, CA 92663 ("Consultant").

	WITNESSETH:

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	THE SERVICES

The Consultant agrees to provide software development for Maplecrest's Doc Prep Studio financial package. Consultant has assured the company they have the required skills as listed below that will allow the Consultant to provide the services required:
* Hardware:  IBM PC, IBM Mainframe, UNISYS Mainframe
* System:  Windows 3.1, Windows 95, Windows NT
* Software:  Power Builder, COBOL, Visual Basic, FORTRAN, Paradox 1.0,
* Sybase SQL Server, Watcom SQL, Sybase Anywhere, Rapid SQL, ROBOHELP
* 3.1, MS Access, MS Word, MS Excel, MS Works.

2.	WORK FOR HIRE

a.	It is the intention of the parties hereto that all rights,
including without limitation copyright in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled as author to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

b.	If, for any reason, the Work is not considered a work made for hire under the copyright law, then the Consultant hereby grants and assigns to Company, its successors and assigns, all of its rights, title, and interest in and to the Work, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to the right to make such changes therein, and such uses thereof, as Company may determine.

3.	PROPRIETARY INFORMATION

a.	For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b.	Consultant agrees to regard and preserve as confidential, all proprietary information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

c.	Consultant shall not disclose any reports, recommendations,
conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of the Consultant by Company and that such covenants are intended to protect Company against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e.	The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation or confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

4. 	INJUNCTIVE RELIEF.

Consultant acknowledges that the injury to Company resulting from any violation by it of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

5.  	FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a.	Company shall pay Consultant a consulting fee of $53,125.00 in the form of unrestricted stock valued at 25 cents per share on this 22nd day of June, 2000. The Company will therefore issue you two hundred twelve thousand five hundred (212,500) shares of unrestricted
stock upon signing of this Agreement.   This stock will be used to pay
development for the ongoing development of our DocPrep Studio software.

b.	The Consultant shall provide to the Company on the first day of every month an outline as to the Services that will be performed that month. Within ten (10) days from the end of each and every month, Consultant will provide to Company a statement as to the work that was performed for the prior month.

c.	If in reviewing the statements made by the Consultant to the
Company that are required within ten (10) days after the close of a business month, Company determines that Consultant is not making sufficient progress in order to complete work for which Consultant was hired within a reasonable time, the Company will give written notice to Consultant. Consultant shall have fifteen (15) days to complete the work required and provide further reports to the Company.

6.	BENEFITS

The Consultant, as an independent contractor, shall not be entitled to any other benefits other than the fees and reimbursement of expenses provided under Paragraph 2 of this Agreement.

7.	DUTY TO REPORT INCOME

The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company and that it is Consultant's sole obligation to report as income all compensation received from Company pursuant to this Agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

8.	TERM

This Agreement shall be effective beginning as of 22nd day of June 2000, and shall continue until date of delivery of completed product and Services; provided, however, that either Company or Consultant may terminate this Agreement in whole or in part at any time upon thirty
(30) days' written notice to the other party. In the event of termination or upon expiration of this Agreement, Consultant shall return to Company any and all equipment, documents or materials, and all copies made thereof, which Consultant received from Company for the purposes of this Agreement and the Company shall pay to Consultant the amounts provided in Paragraph 5 hereof through the date of such termination or expiration.

9.	INDEMNIFICATION

The Consultant shall indemnify and save Company harmless from and against all claims arising in favor of any person, firm or corporation on account of personal injury or property damage in any way resulting from the improper or illegal acts of Consultant, its employees or agents. The foregoing indemnity shall include all costs incurred by Company, including reasonable attorneys' fees.

10.	NOTICES

All notices and billings shall be in writing and sent via first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

11.  GENERAL

       a.	The terms and conditions of Paragraphs 3, 4 and 5 hereof
shall survive the termination of this Agreement or completion of the Services as the case may be.
       b.	Neither the Company nor Consultant shall assign this
Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.
       c.	Consultant shall perform the Services as an independent
contractor and shall not be considered an employee of Company or
Partner, joint venture or otherwise related to Company for any purpose.
       d.	This Agreement shall be governed by the laws of the State
of Ohio.
e.	This Agreement constitutes the entire understanding between
Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.
f.	The failure of either party to exercise its rights under this
Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

g.	Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. "Conditions beyond a party's reasonable control" include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics. Failure of subcontractors and inability to obtain materials shall not be considered a condition beyond a party's reasonable control.
h.	Non-Solicitation of Consultant's Employees: Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.
i.	Mediation and Arbitration: If a dispute arises under this
Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Clermont County, Ohio.
Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Clermont County, Ohio under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.
j. Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.
k. Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


MASTERPIECE TECHNOLOGY GROUP, INC.

By:  Newell Crane
Its:  President
Signature: /s/ Newell Crane



CONSULTANT


Signature: /s/Burnside Safotu
Printed Name: Burnside Safotu

							@NTHEM.COM
							----------
							Anthem Communications
Dr. Newell Crane, President
Masterpiece Technology Group, Inc.
455 Wards Corner Road
Loveland, Ohio 45140

Dear Newell:

As discussed during our telephone conversation on June 2, 2000, Anthem Communications ("Anthem") shall act as a consultant with the intent of developing business contracts for Masterpiece Technology Group, Inc.'s ("MPTG") portfolio of technologies and other introductions with the intention of producing commercial relationships. Anthem shall also act on behalf of MPTG in making introductions to potential sources of capital.

This Agreement shall be for a period of three (3) months, renewable upon the mutual written contract thereafter. The charge of this Agreement shall be on a best-effort basis.

Letter of Agreement

Anthem and MPTG have agreed to undertake the following:

Anthem's initial fee for the services described will be 5,000 freely tradable shares of MPTG stock, payable on the date that this Agreement is signed by both parties.

MPTG shall also pay Anthem $5,000 worth of freely tradable shares of MPTG stock upon the execution of each agreement for each MPTG technology provided. MPTG can execute agreements for several of its technologies including its Claims Direct Service, patient narrative technology or with MPTG's joint marketing partner. Wireless MD. Each technology agreement will result in a separate fee to Anthem.

In addition, should Anthem make introduction to certain capital sources resulting in funding for MPTG. Anthem shall receive a finder's fee equaling 10% of those funds raised in freely tradable shares of MPTG stock.

Responsibilities to provide such services will be accepted and work will begin when an advance of 5,000 shares of MPTG is received by Anthem for its retaining fee and upon signing a Letter of Agreement with Masterpiece.

Should such activities require additional services which include travel, beyond the scope of this Agreement, MPTG will be charged on an hourly basis at the rate of $100.00 per hour, with the minimum being $500.00 for a half-day.

If at the conclusion of this project, MPTG wishes to retain Anthem further, the companies will discuss a new agreement at that time.

Please indicate your agreement to the foregoing terms by signing and dating this Agreement in the spaces below.

ACCEPTED FOR					ACCEPTED FOR
Masterpiece Technology Group, Inc.		Anthem Communications
By:  /s/Newell Crane					By:  /s/Anthony DiMaio
Date:  6/6/2000					Date:  6/5/00

Kathy Burton

9857 Rathburn Ave, Northridge Ca. 91325

Computer Consulting Agreement


THE AGREEMENT is made and entered into as of this 2nd day of June 2000 by and between Kathy Burton hereinafter referred to as "Computer
Programmer", with its principal place of business at 9857 Rathburn Ave. Northridge, CA 91325 and Masterpiece Technology Group (MPTG).

RECITALS
	WHEREAS, the Computer Programmer is in the business of providing general computer programming.
	WHEREAS, in the operation of Company's business Company is in need if the services which Kathy Burton provides and wishes to enter a business agreement with Masterpiece Technology Group to provide such services.
	IN CONSIDERATION of the promise and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant it which Kathy Burton (The Computer Programmer) has been retained to serve as a computer Computer Programmer and advisor to Masterpiece Technology Group on a nonexclusive basis as an independent contract. The undersigned hereby agree to the terms and conditions.
AGREEMENTS
1.	Terms of Contract: this Agreement will become effective June 2nd,
2000 and will continue in effect for a period of One-Hundred and eighty days, unless earlier terminated pursuant to Section 4 of this agreement.
2. Services to be performed by Independent Contract/computer
Programmer.
2.1 Duties of Independent Contractor. Contractor shall at the request of the company, upon reasonable notice, render the following services to the Company from time to time.
2.2 Duties of Computer Programmer. Computer Programmer agrees to provide general computer consulting to Company. The Computer
Programmer will provide such consulting services and advice pertaining to the Company's computer programming needs.
2.3 Independent Contractor Status. It is the express intention of the parties that Kathy Burton be an independent contract and not an employee, agent, joint venture or partner of Company. Company shall have no right to and shall not control the manner or prescribe the method by which Kathy Burton performs the above described services.
Kathy Burton shall be solely responsible for its own actions and the actions of its agents, employees or partners while engaged in the performance of services required by this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between company and Kathy Burton or any employee or agent of Kathy Burton. Both parts acknowledge that Kathy Burton is not an employee for state or federal income tax purpose Kathy Burton specifically agrees that it shall be exclusively liable for the payment of all income taxes, or other state or federal taxes, that are due as a result of receipt of any consideration for the performance of services required by this agreement. Kathy Burton agree that any such consideration is not subject to withholding by the Company for payment of any taxes and Kathy Burton directs Company not to withhold any sums for the consideration paid to Kathy Burton for the services provided hereunder. Kathy Burton shall retain the right to perform services for others during the term of this Agreement. Nothing herein shall constitute computer Programmer as an employee or agent of the Company, except to such extent as might hereinafter be agreed. Computer Programmer shall not have the authority to obligate or commit the Company in any matter whatsoever.
2.4 Use of Employees of Contract. Kathy Burton, may at its own expense use any employees or subcontractors, as it deems necessary to perform the services by Kathy Burton, by this Agreement. Company may not control, direct or Supervise Computer Programmer and/or its employees or subcontractors in the performance of those services.
2.5 Expense. Kathy Burton shall bear out-of-pocket costs and expenses, incident to performing the Consulting Services without a right of reimbursement from the Company unless such expenses are pre-approved by the Company.
2.6 Available Time. Computer Programmer shall make available such time as it, in its sole discretion, Shall deem appropriate for the performance of its obligation under this Agreement.

3. Compensation.
3.1 Consideration. Company and Computer Programmer agree that Kathy Burton shall receive Five Thousand ($5,000) dollars to be paid for in shares of (MPTG) at a base price of 7/8 or Five thousand and seven hundred shares (5,m700) of (MPTG) for the first (30) days, and ($10,000) dollars in stock at a cost average of 7/8 for each additional
(30) day period thereafter until contract is cancelled. To initiate this Agreement, A Certificate containing 5,700 shares of (MPTG) is to be delivered within 5 business days of start of this contract. This agreement between Kathy Burton fails to perform the necessary deeds to which has been outlined above, the remaining compensation is subject to subject to cancellation. The first month of compensation is not subject to any cancellation by Masterpiece Technology Group and any cancellation of contract must be made in writing a minimum of five days prior to the beginning of each new month.
3.2 Reimbursement for out-of-pocket Expense: Company shall reimburse Kathy Burton at net cost, for the out-of-pocket expenses incurred in furtherance of this Agreement for travel, postage, printing, telex, and delivery services provided that any such expenses in excess of $250.00 shall be subject to Company pre-approval and expenses should not exceed $1500.00
3.3 Assignment and Termination. This Agreement shall not be assignable to any party.

4. Termination Agreement

4.1 Termination on Notice: Notwithstanding any other provisions of this Agreement Company may terminate this Agreement at any time by giving fifteen (15) days written notice to the Computer Programmer. Upon Kathy Burton receiving 5 days written notification of termination of this Agreement by Company, it is to receive full payment for services and expenses as stated in item 3.1 and 3.2 of this Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force for a period of Six Months.
4.2 Termination on Occurrence of State Event: This Agreement will terminate on the occurrence of the following event.
(A) Bankruptcy or insolvency of Company.
(B) Nonpayment or performance as sated in this Agreement by Company.
(C) Nonperformance as stated in this Agreement by Computer Programmer.
5. Confidentiality. During the term of this Agreement and for a period of one year thereof, the Computer Programmer shall treat as the Company's confidential trade secrets all date, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include, the identity of the company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing; the Company's estimating costing procedures and the cost and gross prices charged by the Company for its products, the prices or other consideration charged to or required of the Company by any of its suppliers or potential suppliers; the company's sales and promotional policies, and all information relating to entertainment programs or properties being produced or otherwise developed by the Company. The Computer Programmer shall not reveal said trade secrets to other, except in the proper exercise of its duties for the Company, or use their knowledge thereof in any way that would be detrimental to the interest of the Company unless completed to disclose such information by judicial or administrative process, provide, however, that divulging of information shall not be a breach of this Agreement to the extent such information was (1) previously known by the 1" to which it is divulged. Already in the public domain, all through no fault of the Computer Programmer, or required to be disclosed by Computer Programmer following judicial or governmental order. The Computer Programmer shall also treat all information pertaining to the affairs of the Company's Suppliers an customer, and prospective customers and supplier as confidential trade secrets of such customers and suppliers and prospective customers.

6. Computer Programmer's Liability. In the absence of gross negligence or willful misconduct on the part of the Computer Programmer or the Computer Programmer's breach of any terms of this Agreement, the Computer Programmer shall not be liable to the Company or to any officer, director, employee, stockholder or creditor if the company, for any act or omission n the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of the Computer Programmer or the breach of any terms of the Agreement is alleged or proven, the Company agrees to defend, indemnify and hold the Computer Programmer of any terms harmless from against any and all reasonable costs, expenses and liability including reasonable attorney's fees, paid in the defense of the Computer Programmer, which may in any way result from services rendered by the Computer Programmer, which may in any way result from services rendered by the Computer Programmer pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements on behalf of the Company, made by the Computer Programmer without the prior approval or authorization of the Company.

7. company's Liability. The Computer Programmer agrees to defend, indemnify and hold the Company Harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Company_ which may in any way result pursuant to it's gross negligence or willful misconduct or in any connection with any action taken or statements made on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

8. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and the Computer programmer and supersedes any all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

9. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a Waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10. Assignment and Binding Effect; This Agreement and the rights hereunder may not be assign by the parties (except by operation of law merger, consolidation, and sale of assets) and shall be binding upon and insure to the benefit of the parties and their respective successors, assigns and legal representative.

11. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever such unlawfulness or invalidity shall not affect the validity of this Agreement.

12. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any litigation arising hereunder shall be initiated only in the state of California. The prevailing party shall be entitled to recover its attorney's fee costs. This Agreement shall not be construed against either party hereto in the event of any ambiguities.

13. Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, omit or aid in the construction of any term provision hereto.

14. Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out t5he provisions and intent of this Agreement.

15. Acknowledge Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

16. Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed original but all of which together shall constitute one an the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as the date first written.

Kathy Burton

BY: /s/ Kathy Burton	818-341-8833
Kathy Burton

Masterpiece Technology Group

BY: /s/Newell Crane
Newell Crane, CEO

                                  455 Wards Corner Road (  Loveland, Ohio 45140
                                      513-831-6647phone (  513-831-5633fax


CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of the 30th day of June, 2000 by and between Masterpiece Technology Group, Inc.(MPTG), a corporation organized and existing under the laws of the State of Utah having its principal place of business at 455 Wards Corner Road, Loveland, OH 45140, ("Company") and Ellis Fertig, an individual with a principal address at 895 Augusta Blvd, Loveland, Ohio 45140 ("Consultant").

	WITNESSETH:

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	THE SERVICES

The Consultant agrees to provide development expertise for MPTG's Del Crane Medical Billing Division. Consultant has assured the company they have the required skills as listed below that will allow the Consultant to provide the services required:
* Nursing Home sales and service
* Nursing Home billing and receivables
* Software system development for nursing homes

2.	WORK FOR HIRE

a.	It is the intention of the parties hereto that all rights,
including without limitation copyright in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled as author to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

b.	If, for any reason, the Work is not considered a work made for hire under the copyright law, then the Consultant hereby grants and assigns to Company, its successors and assigns, all of its rights, title, and interest in and to the Work, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to the right to make such changes therein, and such uses thereof, as Company may determine.

3.	PROPRIETARY INFORMATION

a.	For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b.	Consultant agrees to regard and preserve as confidential, all proprietary information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

c.	Consultant shall not disclose any reports, recommendations,
conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of the Consultant by Company and that such covenants are intended to protect Company against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e.	The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation or confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

4. 	INJUNCTIVE RELIEF.

Consultant acknowledges that the injury to Company resulting from any violation by it of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

5.  	FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a.	Company shall pay Consultant a consulting fee in the form of unrestricted stock. The Company will therefore issue you Three Hundred Ninety Five Thousand (395,000) shares of unrestricted stock upon
signing of this Agreement.   This stock will be used to pay development
for the ongoing development of our nursing home and physician billing business.

b.	The Consultant shall provide to the Company on the first day of every month an outline report as to the Services that will be performed that month. Within ten (10) days from the end of each and every month, Consultant will provide to Company a statement as to the work that was performed for the prior month.

c.	If in reviewing the statements made by the Consultant to the
Company that are required within ten (10) days after the close of a business month, Company determines that Consultant is not making sufficient progress in order to complete work for which Consultant was hired within a reasonable time, the Company will give written notice to Consultant. Consultant shall have fifteen (15) days to complete the work required and provide further reports to the Company.

6.	BENEFITS

The Consultant, as an independent contractor, shall not be entitled to any other benefits other than the fees and reimbursement of expenses provided under Paragraph 5 of this Agreement.

7.	DUTY TO REPORT INCOME

The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company and that it is Consultant's sole obligation to report as income all compensation received from Company pursuant to this Agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

8.	TERM

This Agreement shall be effective beginning as of 30th day of June 2000, and shall continue until date of delivery of completed product and Services; provided, however, that either Company or Consultant may terminate this Agreement in whole or in part at any time upon thirty
(30) days' written notice to the other party. In the event of termination or upon expiration of this Agreement, Consultant shall return to Company any and all equipment, documents or materials, and all copies made thereof, which Consultant received from Company for the purposes of this Agreement and the Company shall pay to Consultant the amounts provided in Paragraph 5 hereof through the date of such termination or expiration.

9.	INDEMNIFICATION

The Consultant shall indemnify and save Company harmless from and against all claims arising in favor of any person, firm or corporation on account of personal injury or property damage in any way resulting from the improper or illegal acts of Consultant, its employees or agents. The foregoing indemnity shall include all costs incurred by Company, including reasonable attorneys' fees.

10.	NOTICES

All notices and billings shall be in writing and sent via first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

11.  GENERAL

       a.	The terms and conditions of Paragraphs 3, 4 and 5 hereof
shall survive the termination of this Agreement or completion of the Services as the case may be.
       b.	Neither the Company nor Consultant shall assign this
Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.
       c.	Consultant shall perform the Services as an independent
contractor and shall not be considered an employee of Company or
Partner, joint venturer or otherwise related to Company for any purpose.
       d.	This Agreement shall be governed by the laws of the State
of Ohio.
e.	This Agreement constitutes the entire understanding between
Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.
f.	The failure of either party to exercise its rights under this
Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.
g.	Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. "Conditions beyond a party's reasonable control" include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics. Failure of subcontractors and inability to obtain materials shall not be considered a condition beyond a party's reasonable control.
h.	Non-Solicitation of Consultant's Employees: Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.
i.	Mediation and Arbitration: If a dispute arises under this
Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Clermont County, Ohio.
Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Clermont County, Ohio under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.
j. Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.
k. Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


MASTERPIECE TECHNOLOGY GROUP, INC.


Newell Crane
President & CEO

Signature: _______________________________



CONSULTANT

Mr. Ellis Fertig

Signature: _______________________________